                                                                   EXHIBIT 10.14

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN PORTIONS OF THIS DOCUMENT.
        SUCH PORTIONS HAVE BEEN REDACTED AND MARKED WITH ASTERISKS (**).
 THE NON-REDACTED VERSION OF THIS DOCUMENT HAS BEEN SENT TO THE SECURITIES AND
   EXCHANGE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT.

                                SUPPLY AGREEMENT

                                     BETWEEN

                     OREAD PHAMACEUTICAL MANUFACTURING, INC.

                                       AND

                      PRAECIS PHARMACEUTICALS INCORPORATED

                                       FOR

                              ABARELIX-DEPOT POWDER

                                TABLE OF CONTENTS

1.    DEFINITIONS ..............................................................

2.    PRODUCTION ARRANGEMENT ...................................................

2.1   Manufacturing ............................................................

2.2   Oread's Proposal 0210-E39-OP .............................................

2.3   Sub-Contracting ..........................................................

3.    RAW MATERIALS, COMPONENTS, CONTAINERS, AND LABELING ......................

3.1   Supply ...................................................................

3.2   Labeling .................................................................

3.3   Verification .............................................................

3.4   Applicability of Labeling and Packaging Provisions .......................

4.    INTERMEDIATE PHARMACEUTICAL INGREDIENT (Intermediate) ....................

4.1   Delivery of Intermediate .................................................

4.2   Segregation ..............................................................

4.3   Verification .............................................................

4.4   Discrepancy ..............................................................

4.5   Damage ...................................................................

4.6   Other Damage or Loss .....................................................

4.7   Remedy ...................................................................

4.8   Limitation of Liability ..................................................

5.    FORECASTS AND ORDERS .....................................................

5.1   Forecasts ................................................................

5.2   Manufacturing Schedule ...................................................

5.3   Purchase Orders ..........................................................

5.4   Permitted Amount To be Ordered ...........................................

5.5   Changes to Three Month Forecast ..........................................

5.6   Obsolete Materials .......................................................

5.7   Minimum Order Size .......................................................

5.8   No Purchase Obligation ...................................................

6.    DELIVERY AND PAYMENT TERMS ...............................................

6.1   Shipping .................................................................

6.2   Storage ..................................................................

6.3   Payment ..................................................................

6.4   Invoice ..................................................................

6.5   Rejection of Batch Record ................................................

6.6   Discoveries after Payment ................................................

6.7   Sales and Use Taxes ......................................................

6.8   Production Fees ..........................................................

7.    QUALITY CONTROL ..........................................................

7.1   Responsibility ...........................................................

7.2   Compliance ...............................................................

8.    INSPECTION AND AUDITING RIGHTS ...........................................

8.1   Processing and Packaging .................................................

8.2   Inspections and Audits ...................................................

8.3   Non-Compliance ...........................................................

9.    TESTING AND INSPECTION OF PRODUCT ........................................

9.1   Batch Records ............................................................

9.2   Independent Testing ......................................................

9.3   Failure to Meet Specifications due to OREAD ..............................

9.4   Retain Samples ...........................................................

9.5   Long-term Stability Studies ..............................................

9.6   Outside Laboratory .......................................................

9.7   Deviations and Defects ...................................................

10.   INVENTORY AND YIELD ......................................................

10.1  Intermediate Accountability Reports ......................................

10.2  Practical Yield ..........................................................

11.   REGULATORY COMPLIANCE AND RELATED MATTERS ................................

11.1  NDA ......................................................................

11.2  Submissions to Regulatory Authorities ....................................

11.3  Inspections ..............................................................

11.4  Communications ...........................................................

11.5  Modifications to Equipment and Facility ..................................

11.6  Responsibility for Compliance ............................................

11.7  Drug Experience Reports ..................................................

12.   HEALTH AND SAFETY ........................................................

12.1  Health and Safety Procedures .............................................

12.2  MSDS .....................................................................

12.3  Training .................................................................

12.4  Responsiveness ...........................................................

13.   MAINTENANCE OF RECORDS AND REPORTS .......................................

13.1  By OREAD .................................................................

13.2  By PRAECIS ...............................................................

14.   REVISIONS TO MASTER BATCH RECORD OR SPECIFICATIONS .......................

14.1  Master Batch Record ......................................................

14.2  Difference in Cost .......................................................

14.3  OREAD Unable to Comply ...................................................

15.   TRADEMARKS AND LABELING ..................................................

15.1  Use of  Trademarks .......................................................

15.2  Reference to OREAD .......................................................

16.   WASTE HANDLING AND DISPOSAL ..............................................

16.1  Waste Handling by OREAD ..................................................

16.2  Waste Contractor .........................................................

16.3  Audit Rights .............................................................

17.   TITLE ....................................................................

18.   WARRANTIES AND REPRESENTATIONS ...........................................

18.1  OREAD's Warranties .......................................................

18.2  PRAECIS's Warranties .....................................................

18.3  Disclaimer ...............................................................

19.   RECALLS ..................................................................

19.1  Responsibility ...........................................................

19.2  PRAECIS Responsibility ...................................................

19.3  OREAD's Responsibility ...................................................

20.   FORCE MAJEURE ............................................................

20.1  Excusing Performance .....................................................

20.2  Resumption ...............................................................

21.   INDEMNIFICATION ..........................................................

21.1  PRAECIS's Indemnification ................................................

21.2  OREAD's Indemnification ..................................................

21.3  Procedures ...............................................................

21.4  Insurance ................................................................

22.   TERM AND TERMINATION .....................................................

22.1  Term .....................................................................

22.2  Termination ..............................................................

22.3  Bankruptcy or Insolvency .................................................

22.4  Inventory ................................................................

22.5  Product and Work in Process ..............................................

22.6  Intermediate and Other Materials .........................................

22.7  Equipment ................................................................

22.8  Liability ................................................................

23.   CONFIDENTIALITY ..........................................................

24.   INDEPENDENT CONTRACTOR ...................................................

25.   PUBLIC STATEMENTS ........................................................

26.   NOTICES ..................................................................

27.   ASSIGNMENT ...............................................................

28    GOVERNING LAW ............................................................

29    ARBITRATION ..............................................................

30    SURVIVAL OF TERMS ........................................................

31.   ADDITIONAL TERMS .........................................................

31.1  Entire Agreement .........................................................

31.2  Amendments; No Waiver ....................................................

31.3  Validity .................................................................

31.4  Headings .................................................................

31.5  Counterparts .............................................................

                                SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the "Agreement") is entered into as of February 2, 2000 by and between OREAD PHARMACEUTICAL MANUFACTURING, INCORPORATED. ("Oread") and Praecis Pharmaceuticals, Incorporated ("Praecis").

WHEREAS,Praecis intends to seek regulatory approval to market the pharmaceutical product Abarelix-Depot, (the "API" ) as a sterile powder for reconstitution, in the United States of America and various foreign countries: and

WHEREAS, Oread has the necessary facilities, equipment, personnel and professional experience to fill the Product into vials, and label and package the vials under cGMPs ; and

WHEREAS, Praecis desires to establish Oread as the filler, and may establish Oread as the packager, of the Product;

NOW, THEREFORE, in consideration of the above and of the mutual covenants contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

      1.1 "Affiliate" of a party shall mean any corporation or other business entity controlled by, controlling or under common control with, such party. For this purpose "control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting or income interest in such corporation or other business entity.

      1.2 "Batch" shall mean one (1) production lot of Product.

      1.3 "Production Fees" shall mean the fees set forth in Schedule A.

      1.4 "Batch Record" shall mean the document created as and after each Batch is processed and packaged that, if complete and accurate, reflects and incorporates all aspects of the Master Batch Record, the Certificate of Analysis, and any MD Reports issued, with respect to such Batch.

      1.5 "Certificate of Analysis" shall mean a certificate issued by Oread stating that a Batch has been Processed and Packaged in accordance with the Master Batch Record and stating the final release test results.

      1.6 "cGMPs" shall mean the then-current Good Manufacturing Practices applicable to the manufacture of pharmaceutical products for human use in the United States andthe European Union, and testing per the Japanese Pharmacopeia.

      1.7 "Components" shall mean the suitable vial, stopper, and seal, in which the Product is contained as identified in the Master Batch Record.

      1.8 "Containers" shall mean packaging boxes and shipping containers.

      1.9 "Contract Quarter" shall mean a three-month period commencing on the first day of each January, April, July, and October of a Contract Year and ending, respectively, on the last day of each March, June, September, and December following during the term of this Agreement, provided, however, that the first Contract Quarter shall begin upon FDA approval of the Facility as a site to manufacture the Product and end on the ensuing March 31st, June 30th, September 30th, or December 31st, as appropriate.

      1.10 "Contract Year" shall mean a twelve-month period commencing on each January 1 and ending on December 31 following during the term of this Agreement, provided, however that the first Contract Year shall begin on the Effective Date and end December 31, 2000, and the second Contract Year shall begin on January 1, 2001 and end December 31, 2001

      1.11 "Effective Date" shall mean January 1st 2000

      1.12 "Facility" shall mean Oread's facility at Palo Alto, California, or any other Oread facility as agreed to in writing by the parties to this Agreement.

      1.13 "FDA" shall mean the United States Food and Drug Administration.

      1.14 "Hazardous Waste" shall mean all hazardous waste, as defined by applicable federal, state, and local laws and regulations, to the extent the same arise out of Oread's Processing and Packaging of the Product in accordance with this Agreement.

      1.15 "Intermediate" shall mean Abarelix CMC bulk powder as received from Praecis in accordance with this Agreement.

      1.16 "Labeling" shall mean the printed labeling and package inserts for the Product.

      1.17 "MD Report" or "Manufacturing Deviation Report" shall mean a report indicating any deviation from the Processing and Packaging procedures set forth in the Master Batch Record.

      1.18 "Manufacturing Schedule" shall mean the twelve-month rolling manufacturing schedule for the Product at the Facility prepared by Oread and delivered to Praecis in accordance with Section 5.2 hereof.

      1.19 "Master Batch Record" shall mean the document containing the formula (listing Intermediate and Raw Materials), procedures for the manufacturing (listing Components and Containers), quality assurance of the Product and in-process and finished product specifications for the Product, as set forth in Schedule C, as such may be amended by the parties pursuant to Section 14.1.

      1.20 "MSDS's" shall mean the Material Safety Data Sheets for the Intermediate and the Product.

      1.21 "NDA " shall mean the New Drug Application Product Abarelix-Depot filed by Praecis with the FDA.

      1.22 "Non-Hazardous Waste" shall mean all rejects or waste arising out of Processing and/or Packaging, including without limitation, rejected or unusable Raw Materials or Intermediate, disposable manufacturing equipment (including filters used in Processing and Packaging), wash rinse, and previously used or discarded protective clothing, except to the extent that any of the foregoing is Hazardous Waste.

      1.23 "Package" and "Packaging" shall mean the act of inspecting, placing the Labeling on and with the Product, and final packing of the Product into Containers.

      1.24 "PCR" or "Product Change Request" shall mean the document used by either party to request a change to the Master Batch Record in accordance with
Section 14.1.

      1.25 "Oread Approval Date", as applied to each Batch, shall mean the date on which Oread's quality assurance department approves such Batch for shipment in compliance with the Master Batch Record.

      1.26 "Praecis Approval Date", as applied to each Batch, shall mean the date on which Praecis' quality assurance department approves such Batch for shipment in compliance with the Master Batch Record.

      1.27 "Process" or "Processing" shall mean the pharmaceutical manufacturing procedures, or any part thereof, involved in preparing the Components for use, filling the Intermediate into vials and, sealing the vials with stoppers and seals, in accordance with the Master Batch Record and applicable internal plant test.

      1.28 "Product" shall mean the filled vials containing the Intermediate.

      1.29 "Raw Materials" shall mean any excipients necessary for Processing (exclusive of the Intermediate) as listed in the Master Batch Record.

      1.30 "Regulatory Authorities" shall mean the FDA or such other foreign country equivalent regulatory agency as applicable and notified to Oread in writing by Praecis as having regulatory governance over the manufacture or sale of the Product manufactured under this Agreement.

      1.31 "Requirements" shall mean those quantities of the Product that are ordered by Praecis hereunder for clinical, development, and commercial use, including samples.

      1.32 "Schedules" shall mean the schedules and exhibits attached hereto and incorporated herein by this reference.

      1.33 "Specifications" shall mean the Raw Material, Component, Labeling, and Container specifications and the in-process and finished product specifications for release of the product, and stability specifications if applicable, as mutually agreed in writing by the parties.

      1.34 "Work in Process" shall mean the Intermediate and the Raw Materials with respect to a Batch during the time period beginning at the time Oread begins dispensing such Intermediate in accordance with the Master Batch Record and ending at the Oread Approval Date.

2. PRODUCTION ARRANGEMENT

      2.1 Manufacturing. Oread shall Process, Package and store, and shall analyze for quality control and release the Product in accordance with the Specifications and ship the Product in accordance with Praecis's instructions and the terms and conditions of this Agreement. Additionally, Oread will coordinate the irradiation of the filled vials at a supplier approved by Praecis. A more complete description of the scope of work covered by this agreement is included in Oread's Proposal 0210-E339-OP, revision # 6, dated December 18th 1998, a copy of which is attached (Schedule B).

      2.2 Oread's Proposal 0210-E339-OP. Any work that was authorized under Oread's Proposal 0210-E339-OP, revision # 6, dated December 18th 1998, or by a subsequent authorized change order thereto and which work will continue past the Effective Date, then such work and only such work as will be performed subsequent to the Effective date shall be incorporated into and be subject to the terms of this Agreement.

      2.3 Sub-Contracting. Oread shall not, without prior written approval of Praecis, sub-contract, delegate or assign any part of its responsibilities under this agreement to another party.

3. RAW MATERIALS, COMPONENTS, CONTAINERS, AND LABELING

      3.1 Supply. Oread shall acquire the all of the Raw Materials, Components, Containers, and Labeling required for Processing and Packaging from vendors mutually agreed to in writing by the parties, the cost of which shall be included in the Batch Production Fee (as set forth in Schedule A). Praecis will supply the required vials at no cost to Oread.

      3.2 Labeling. Praecis shall be responsible for ensuring that the Labeling conforms to all applicable laws, rules, regulations, and requirements of all appropriate regulatory authorities. Praecis shall review the proofs for the Labeling. The Labeling shall be shipped directly from the vendor to Oread. Oread shall be responsible for ordering and paying for sufficient quantities of Labeling as are required for the Packaging based upon the Three Month Forecast (as defined in Section 5.1). Oread shall store the Labeling as required by any relevant laws or regulations and shall place the Labeling on and with the Product as specified by Praecis.

      3.3 Verification. Oread shall inspect and test all Raw Materials, Components, Containers, and Labeling according to the mutually agreed-upon quality methods and procedures ( including Oread's reduced testing procedures for Oread approved vendors), and shall certify that the materials received meet the Specifications for the same and the applicable vendor certificates of analysis.

      3.4 Applicability of Labeling and Packaging Provisions. Not withstanding the foregoing or any other provision of this Agreement, the provisions contained herein with respect to Labeling and Packaging shall apply only if, and to the extent that, Praecis elects, by written notice to Oread, to have Oread perform such tasks.

4. INTERMEDIATE PHARMACEUTICAL INGREDIENT

      4.1 Delivery of Intermediate. At least ten (10) days prior to the start date of manufacture of a Batch set forth in the applicable Manufacturing Schedule, Praecis shall furnish the Intermediate to Oread at the Facility, free of charge, in such quantities as are necessary to enable Oread to manufacture the quantities of Product set forth in the applicable Purchase Order for such month.

      4.2 Segregation. Oread shall keep all Intermediate segregated from other materials in its control so as to maintain the confidentiality of the substance and shall not allow any samples of the substance to be used or tested by any party not under its direct supervisory control for any purposes and shall perform only such tests and analysis as it reasonably and in good faith deems necessary for this contract and shall maintain the confidentiality of such test results in compliance with Paragraph 23 of this agreement.

      4.3 Verification. Oread shall verify the quantity and chemical identity of all Intermediate received by Oread according to the methods and procedures set forth in the Specifications within five working (5) days of receipt by Oread of the Intermediate. Within such five (5) day period, Oread shall inform Praecis in writing of any discrepancies in the quantity and/or identity of the Intermediate received and the description of such Intermediate contained in the documents accompanying each shipment of the Intermediate. Prior to use of the Intermediate for Processing, Oread shall perform analytical testing on the Intermediate as specified in the Specifications. Oread quality assurance will release the Intermediate for use based upon the results of such analytical testing.

      4.4 Discrepancy. If Oread fails to inform Praecis of any discrepancies in the quantity or identity of the Intermediate identified in Section 4.3 within such five (5) day period or if within such five day period Oread discovers the Intermediate has been lost or damaged as a result of Oread's failure to handle the Intermediate in accordance with the terms of this Agreement, then upon notice from Oread to Praecis of such discrepancy, loss or damage, Praecis shall endeavor to supply Oread with additional Intermediate sufficient to manufacture the scheduled Batch in accordance with the applicable Purchase Order, but if Praecis is unable to supply such additional Intermediate, Praecis may cancel or postpone the scheduled manufacturing without any liability. If Oread notifies Praecis of a discrepancy in the quantity or identity of the Intermediate within such five (5) day period, Praecis shall endeavor in good faith to ship additional Intermediate within the time period necessary for Oread to manufacture in accordance with the scheduled manufacturing date in accordance with the applicable Purchase Order, but if such discrepancy results from loss or damage arising from Oread's failure to handle the Intermediate in accordance with the terms of this Agreement and Praecis is unable to supply such additional Intermediate, Praecis may cancel or postpone the scheduled manufacturing without any liability.

      4.5 Damage. In the event of any damage to the Intermediate which Oread cannot, within the foregoing five-day period, prove occurred prior to delivery to Oread or if any such damage is the result of Oread's failure to handle the Intermediate in accordance with the terms of this Agreement, then Oread shall remedy such failure or damage in accordance with Section 4.7 below.

      4.6 Other Damage or Loss. Except for any loss or damage resulting from fire (other than one caused by the negligence of Oread), flood, tornado, earthquake or other act of God beyond Oread's ability to control or to the extent caused by Praecis's negligence or willful misconduct, Oread shall assume all responsibility and liability for, and shall defend, indemnify and hold Praecis harmless from and against, any loss of or damage to the Intermediate while Oread has custody and control over the Intermediate, Work in Process and/or the finished Product. Such responsibility and liability shall commence upon the receipt of the Intermediate at the Facility and end upon the earlier of
(i) delivery of the Product containing such Intermediate to a common carrier at the Facility for shipment to Praecis or its irradiation supplier, or (ii) with respect to any Batch thirty (30)days following the Oread Approval Date, but only if during such thirty (30) period Praecis has not duly instructed Oread with respect to the shipment of such Batch.

      4.7 Remedy. If any loss or damage to the Intermediate occurs as described in Sections 4.4 or 4.5, then without limitation of any other right or remedy of Praecis (except to the extent expressly provided in Section 4.8), (a) Oread shall, at Oread's option, return the Intermediate to Praecis or dispose of same according to Praecis's instructions or (b) if Oread is responsible for any damage or loss described in Sections 4.4 or 4.5, Oread shall, at Praecis's option, either (i) purchase from Praecis replacement Intermediate for a value equal to Praecis's then-current cost for the Intermediate that is lost, damaged or destroyed, or (ii) credit Praecis on its next invoice for an amount equal to Praecis's then-current cost for such Intermediate.

      4.8 Limitation of Liability. Notwithstanding the foregoing nor anything contained elsewhere in this Agreement (other than in this Section 4.8 and the provisions referred to in this Section 4.8), in no event shall Oread's liability to Praecis for damages or losses of the Intermediate (excluding Intermediate contained in recalled Product as set forth in Section 19.3, or in the case of the willful misconduct or gross negligence of Oread) under this Agreement exceed the lesser of (a) the replacement cost to Praecis of any lost or damaged Intermediate, or (b) $**% of the equivalent per Batch or per vial Production fees that Oread would have expected to be paid by Praecis for the amount of lost or damaged Intermediate; provided, however, that the foregoing shall not limit the liability and obligations of Oread set forth in Section 6.5, 6.6, 9.2 and 9.3 with respect to Oread's costs (which cost excludes any Intermediate ) incurred correcting deficiencies in, or reworking, a Batch or Batch Records in the circumstances described in such Sections., The cost of the Intermediate is currently estimated to be ** dollars ($** US) per gram.

5. FORECASTS AND ORDERS

      5.1 Forecasts. On or before the fifteenth (15) day of each Contract Quarter, Praecis will provide Oread with a non-binding written twelve (12) month rolling forecast of the quantities of Product that Praecis expects to purchase during each of the next twelve (12) months (each, a "Twelve Month Forecast"). On or before the fifteenth (15) day of each month of each Contract Year, Praecis will provide Oread with a written three-month rolling forecast of the quantities of Product that Praecis expects to purchase during each of the next three (3) months (each, a "Three Month Forecast" and, together with the Twelve-Month Forecasts, the "Forecasts"). The Three Month Forecast is firm and may not be changed except pursuant to Sections 5.3 and 5.5 below and shall be used by Oread, among other things, to determine the quantities of Raw Materials to order to prepare for manufacturing the Product.

      5.2 Manufacturing Schedule. Within ten (10) days of Oread's receipt of a Three Month Forecast from Praecis, Oread shall supply Praecis with a Manufacturing Schedule on a rolling basis for the following twelve (12) months. Such Manufacturing Schedule shall set forth for each of the twelve (12) months covered thereby the proposed start and completion dates of manufacture of the Batch(es) estimated in the most recent Forecasts to be purchased by Praecis during such month, which dates shall be consistent with Oread supplying the quantities of Product on the time frames set forth in the most recent Forecasts and which manufacturing start date for the first such Batch to be purchased during the first such month covered by such Manufacturing Schedule may not be earlier than the tenth (10th) day of such month. The first three months of such Manufacturing Schedule shall be firm and may not be altered without the written consent of Praecis.

      5.3 Purchase Orders. To order Product hereunder for delivery in a Contract Quarter, Praecis shall submit a purchase order to Oread referencing this Agreement at least fifteen (15) days prior to the proposed start date of manufacture of the Product for that Contract Quarter, as set forth in the then most recent Manufacturing Schedule covering such Contract Quarter (provided that such Manufacturing Schedule calls for one or more Batches to begin manufacture as of such proposed start date) and, subject to the terms of this Agreement, setting forth the number of Batches to be Processed and Packaged, the time upon which such Processing and Packaging must be completed, and the approximate amount to be paid by Praecis for such Processing and Packaging based upon the Guaranteed Yield (as defined hereafter) and the appropriate fees as listed in Schedule A of this Agreement. The Purchase Order shall be in accordance with the Three Month Forecast except as otherwise contemplated hereby. If Praecis fails to either issue a Purchase Order or amend the Three Month Forecast to eliminate a scheduled Batch at least ten (10) days prior to the scheduled manufacturing start date for such Batch identified in the Three Month Forecast, Praecis shall pay Oread the Production Fee for a single Batch. Such payment shall be due and owing thirty (30) days after the start date for manufacture of such Batch as set forth in the Manufacturing Schedule which provides for the manufacture of Batch during the first three months covered by such Manufacturing Schedule. Upon acceptance by Oread, the following aspects of each Purchase Order shall be binding and become part of this Agreement: the number of Batches ordered, the estimated Batch Production Fee, the commencement date of manufacturing, and the delivery date. Oread shall Process and Package in accordance with such Purchase Order. If there is a conflict or inconsistency between this Agreement and the Purchase Orders, this Agreement shall govern.

      5.4 Permitted Amount To be Ordered. The quantities ordered for any month will be no more than one hundred ten percent (110%) of the Three Month Forecast for a month or an additional Batch, whichever is greater, provided Raw Materials, Components, Containers, Labeling, and Intermediate are available for the amounts over one hundred percent (100%). Oread will use its reasonable efforts, but will be under no obligation, to supply Product in excess of this permitted amount.

      5.5 Changes to Three Month Forecast.

            (a) Prior to Issuance of Purchase Order. If Praecis amends the Three Month Forecast prior to issuing a Purchase Order and the Raw Materials, Components, Containers, and Labeling purchased in accordance with the Three Month Forecast cannot be used by Oread for other Batches or in the production of any other products within six (6) months of such amendment, Praecis shall reimburse Oread for one hundred percent (100%) of Oread's actual cost of such unused Raw Materials, Components, Containers, and Labeling and shall have no further liability on account of such amendment. Praecis may notify Oread of such amendment verbally, but such notification shall be confirmed in writing through the issuance by Praecis of a new Three Month Forecast within five (5) business days of the verbal request. Notwithstanding the foregoing provisions of this
Section 5.5(a), Praecis may cancel, delay or reschedule a schedule Batch without liability if Praecis reasonably believes that Oread's breach of any representation, warranty or agreement contained herein would affect the Batch or the Product.

            (b) Payment Terms. Oread shall invoice Praecis for any amounts owed under this Section at the time the re-scheduled or canceled Batch was originally scheduled. All invoices shall be due and payable thirty (30) days following receipt by Praecis of the invoice.

      5.6 Obsolete Materials. Praecis shall pay to Oread the actual cost of any Raw Materials and related Components, plus any related special disposal costs, purchased by Oread for its performance of this Agreement rendered obsolete by acts of Praecis or due to regulatory changes.

      5.7 Minimum Order Size. The minimum size of any order for Product shall be one Batch with larger orders being in whole number multiples of a Batch.

      5.8 No Purchase Obligation. Except as otherwise set forth herein, at no time during the term of this Agreement shall Praecis be obligated to issue any Purchase Order or to order any minimum quantities of Product hereunder.

      5.9 Inability or failure to supply. In the event Oread is unable to supply Product in accordance with the terms hereof, and such inability is solely the responsibility of Oread, then Oread shall promptly notify Praecis in writing of such inability, which notice shall include a reasonably detailed explanation of the reasons for such inability (an "Oread Product Supply Deficiency Notice"). Upon Praecis' receipt of an Oread Product Supply Deficiency Notice, or upon any material failure by Oread to meet its supply obligations hereunder and Oread's receipt from Praecis of a notice reasonably describing such material failure by Oread (a "Praecis Default Notice"), then without limitation of any other right or remedy of Praecis, if Oread's inability or material failure to supply Product in accordance with the terms hereof is reasonably to continue for at least sixty
(60) days, Praecis shall have the right to (i) transfer the manufacture of some or all of the quantity of Product provided for herein to be manufactured at the Facility to one or more alternative suppliers, at an alternative manufacturing site or sites, selected by Praecis and/or (ii) assign on-site Praecis representative(s) for the purpose of providing significant input into the direction and control of the manufacture of Product at the Facility, in particular those activities that are performed solely and exclusively by Oread for the purpose of meeting its obligations under this Agreement, and to the extent reasonable and commercially practicable without violation of any laws or regulations applicable to the manufacture of the Product at the Facility, or which would require or in so doing result in Oread breaching any confidentiality agreement or other binding agreement with a third party,. In case of either (i) or (ii), Oread shall promptly provide (and Praecis shall be entitled to provide) to such alternative supplier(s) and/or Praecis, as applicable, such technical transfer information as may be necessary for such supplier(s) or Praecis as required under section 5.9 (ii), as applicable, to qualify with all relevant regulatory authorities. Except in the case of force majeure, in which case the provisions of Article 20 shall apply, and without limitation of any other right or remedy of Praecis, if the provisions of the Section 5.9 apply, Oread shall (a) at its sole cost and expense, in addition to the provisions of technical transfer information as provided above, take all other reasonable actions available to it to facilitate the transfer, or the input by the on-site Praecis representative(s) to the direction and control, of manufacture of Product as described above and (b) be liable to Praecis for all out-of-pocket costs and expenses incurred by Praecis in connection with such technical transfer including such reasonable costs and expenses in connection with qualifying itself or one or more alternative suppliers of Product with the relevant regulatory authorities. In any case, Praecis shall act in a commercially reasonable manner with respect to obtaining an alternative supply of Product as contemplated above. Oread's total reimbursement to Praecis under Section 5.9 (b) of the Agreement shall be limited to 28.5% of the total payments that have been made to Oread by Praecis , including payments made prior to the effective date of this contract during the twenty four (24) months immediatley preceding the notification of the transfer, minus any prior such claims paid by Oread to Praecis in the same 24-month period If within ninety (90) days after Praecis' receipt of an Oread Product Supply Deficiency Notice or Praecis' delivery to Oread of a Praecis Default Notice, as applicable, Oread provides Praecis with evidence reasonably satisfactory to Praecis that Oread is able to and will meet its supply obligations hereunder ("Cure Evidence"), then, unless this Agreement has been terminated in accordance with Article 22, within sixty (60) days of receiving such Cure Evidence Praecis shall resume purchasing Product from Oread in accordance with the terms of this Agreement (subject to again ceasing such purchasing as contemplated by this Section 5.9), provided that Praecis shall be allowed to fulfill any outstanding obligations to other suppliers that were incurred by Praecis due to Oread's failure or inability to supply Product to Praecis.

6. DELIVERY AND PAYMENT TERMS

      6.1 Shipping. Oread shall ship the Product f.o.b. the Facility in accordance with the terms of the Purchase Order. Oread shall not ship any Batch until Praecis notifies Oread in writing or the thirty (30) day period described in Section 6.2 has expired. In no event shall Oread be required to ship any Batch prior to the Oread's Approval Date for such Batch. If at the written request of Praecis, Oread does agree to so ship the Product before Oread's Approval Date, Praecis agrees to assume all transportation and handling costs incurred subsequent to the initial shipment, should the Batch subsequently be failed by Oread's quality assurance. Delivery of the Product by Oread to Praecis shall be deemed to have taken place upon delivery to a common carrier at the Facility, including shipments of Work in Process to Praecis contractors.

      6.2 Storage. Oread shall store the Product at no cost for up to thirty
(30) days after the Oread Approval Date. After such thirty (30) day period, Oread shall have no obligation to store the Product and may ship the Product to Praecis. If Oread agrees to continue to store the Product, Praecis shall pay Oread at a rate of ** dollars ($**) per pallet per month or portion thereof, and all risk of loss to Product during such period shall be borne by Praecis.

      6.3 Payment. Praecis shall pay Oread the Production Fees set forth in the Purchase Order for Processing and Packaging, for the purchase of Raw Materials, Containers, Components, and Labeling, and for the disposal of Hazardous Waste by Oread in accordance with Section 16, provided that the Batch Record is not rejected pursuant to Section 6.5 unless such rejection is invalidated pursuant to Section 9.2.

      6.4 Invoice. On or after each Oread Approval Date during the term of this Agreement, Oread shall invoice Praecis for the Production Fees applicable to the Batch Processed and Packaged, which shall be based upon the Production Fee set forth on the applicable Purchase Order. All invoices shall be due and payable by Praecis thirty (30) calendar days after the date of the invoice, provided Praecis receives, within 5 business days of the Oread Approval Date a copy of the complete and accurate Certificate of Analysis and certificate of compliance with cGMPs. For each day that the Certificate of Analysis or certificate of compliance is delayed beyond the said five (5) business days, the due and payable date of the related invoice shal be delayed one (1) day.

      6.5 Rejection of Batch by Praecis. Praecis shall not be obligated to pay the applicable invoice within the thirty (30) day period described in Section
6.4 if the Batch is rejected within such thirty (30) day period. The Batch shall be assumed accepted unless Praecis notifies Oread in writing within thirty (30) days after the receipt of such Batch by Praecis that Praecis has determined that,due to the fault of Oread, either the Product does not conform to the Specifications ( excepting failure to meet the Specifications caused by acts or ommissions of Praecis or its agents, or during transportation to Praecis designated destinations) or that the Batch Records are not complete. If Praecis rejects the Product due to a deficient Batch Record within the foregoing time period, Praecis shall provide Oread with verbal notice as soon as possible and in any event within two (2) business days of such rejection and follow up with written notice of such rejection within ten (10) days of the rejection setting forth the basis for such rejection. If Oread fails to correct the deficiency within ten (10) days of receipt of the written notice or if Praecis rejects the correction because the Batch Record remains deficient, Praecis may, at its option and in its sole discretion, either reject the Batch in its entirety or require that Oread, at Oread's sole cost and expense, correct the deficiency. If Praecis rejects the Batch and the Laboratory described in Section 9.2 agrees that the Batch is deficient or Oread agrees that the Batch should have been rejected, Oread shall reimburse Praecis for one hundred percent (100%) of Praecis's then-current cost of the Intermediate contained in such Product, subject to section 4.8 limitation, and, if Praecis so elects, Oread shall, to the extent feasible, at its sole cost and expense, rework the Batch, and correct the Batch Records, so that the Product conforms to the Specifications and the Batch Records are complete.

      6.6 Discoveries after payment. If, after payment is made for a Batch, Praecis discovers concealed damage to the Product or that the Product fails to conform to the Specifications, which event was not previously or otherwise detectable in previous Praecis quality checks performed on a said Batch of Product, or where the Product was in-transit to its destination for a period that extended beyond 30 days after the Oread Approval Date, and the concealed damage or failure to meet the Specifications were not a consequence of an in-transit incident or event, Praecis shall have the same remedies as are enumerated in Section 6.5 of this Agreement for rejection of a Batch by Praecis as if the discovery was made within the thirty (30) days defined in Section 6.5. Except for situations that may cause for a Product recall as defined in Section 19 of this Agreement, Praecis will have no remedies available under this Section
6.6 after sixty (60) days after the applicable Oread Approval Date.

      6.7 Sales and Use Taxes. Praecis shall be responsible for the payment of any sales and use taxes on the Product delivered by Oread to Praecis.

      6.8 Production Fees. The Production Fees and other agreed considerations shall be fixed for the first Contract Year as listed in Schedule A of this Agreement. Beginning the second Contract Year and for each Contract Year thereafter, Oread may increase the Production Fees and the other agreed considerations by up to the percentage increase indicated in the Producer Price Index ("PPI") published by the United States Department of Labor, Bureau of Labor Statistics, from the first day to the last day of the preceding Contract Year. If the PPI is not available for that period, the most similar available index shall be used.

7. QUALITY CONTROL

      7.1 Responsibility. Oread shall be responsible for manufacture, processing, packaging, holding and release testing of the Products in compliance with the Specifications. Praecis shall be responsible for compliance of the active ingredients and packaging and labeling components in accordance with FDA and other regulatory requirements. Oread shall be responsible for storage and testing of stability and retention samples. Each party will provide reasonable assistance to the other if necessary to respond to FDA audits, inspections, inquiries or requests concerning the Products.

      7.2 Compliance. Oread shall comply with the quality assurance methodologies set forth for the Master Batch Records, cGMPs, and Oread's standard operating procedures relating to quality assurance in its manufacturing operations.

8. INSPECTION AND AUDITING RIGHTS

      8.1 Processing and Packaging. Oread shall permit Praecis or its representatives (including representatives of any licensee or sublicensiee of Praecis to observe and consult with Oread during the Processing and Packaging, including the quality control testing and analysis of the Product.

      8.2 Inspections and Audits. Oread shall permit Praecis or its authorized representatives to enter the Facility upon reasonable notice and at reasonable intervals to inspect and audit all equipment, facilities, operations, procedures and records including records relating to quality assurance and regulatory compliance as they pertain to the Product or to the system support used to manufacture the Product, and to audit and certify Oread's laboratory where quality control testing of the Product is conducted under this Agreement. Praecis (or any licensee or sublicensee of Praecis) may carry out one general GMP audit of Oread operations in any 12 month period without any additional fees. Attendance on-site by Praecis (or any licensee or sublicensee of Praecis) during a pre-approval inspection by Regulatory Authorities will incur no additional fees. Audits necessitated by reasons caused by Oread will also be permitted at no charge to Praecis. General audits of frequency greater than one per year, or audits initiated by Praecis (or any licensee or sublicensee of Praecis) that are not problem specific to Oread's conformance to the requirements of this Agreement, will incur a fee covering the time Oread employees or contractors spend supporting the audit charged at Oread's customary hourly billing rates for the employees or contractors involved.

      8.3 Non-Compliance. Should Praecis discover that Oread's methods and procedures for Processing and/or Packaging are not in compliance with the Master Batch Record, cGMPs, or any of the requirements of this Agreement, Oread agrees immediately to correct, at Oread's expense, any such deficiencies.

9. TESTING AND INSPECTION OF PRODUCT

      9.1 Batch Records. Oread shall endeavor in good faith to have the Oread's Approval Date for a Batch occur within Thirty (30) days following manufacture of such Batch. The Batch Record shall reflect and incorporate all aspects of the Master Batch Record and shall include the applicable Certificates of Analysis and any MD Reports issued during such Batch.

      9.2 Independent Testing. If prior to Praecis's approval of the Batch Record, the parties disagree concerning whether the Product meets Specifications or whether the Batch Records are complete, either party may request, in writing, at any time, that an independent laboratory be used to determine whether the Product meets Specifications. Thereafter, the parties shall promptly name a reputable independent laboratory (the "Laboratory") to test the Product for compliance with the

Specifications. Pending a decision by the Laboratory, Oread shall store the Product in accordance with Section 6.2. If the Laboratory determines that the Product meets Specifications and the Batch Records are complete, Praecis shall
(a) pay to Oread the amount invoiced for such Product pursuant to Section 6.4,
(b) pay to the Laboratory the amount of the fees charged by the Laboratory for such testing, (c) pay to Oread the amount invoiced, if any, for storage of the Product, and (d) provide Oread with instructions for the shipment of the Product to Praecis. If the Laboratory determines that the Product does not meet Specifications or that the Batch Records are not complete, (i) Oread shall (a) pay to Praecis the then-current cost to Praecis of the Intermediate used to Process such Product, (b) pay to the Laboratory the amount of the fees charged by the Laboratory for such testing, (c) pay to Praecis any amount paid by Praecis to Oread, if any, for storage of the Product, and (d) dispose of the non-conforming Product, at Oread's sole cost and expense, in accordance with Praecis's instructions, and (ii) if Praecis so elects, Oread shall, to the extent feasible, at its sole cost and expense, rework the Batch, and correct the Batch Records, so that the Product conforms to the Specifications and the Batch Records are complete.

      9.3 Failure to Meet Specifications due to Oread. If without resorting to the independent testing described in Section 9.2, the parties agree that any Product does not conform to the Specifications due to the fault of Oread or failure of Oread to comply with any of its obligations under this Agreement, (a) Oread shall pay Praecis: (i) the then-current cost to Praecis of the Intermediate used to Process such Product; (ii) any amount paid by Praecis to Oread for storage of the Product, and (iii) the Production Fee if previously paid by Praecis for such Product and (iv) if Praecis so elects, Oread shall, to the extent feasible, at Oread's sole cost and expense, rework the Batch, and correct the Batch Records, so that the Product conforms to the Specifications and the Batch Records are complete. To the extent such reworking and correction is not feasible. Oread shall re-initiate manufacturing pursuant to this Agreement, of substitute Product conforming to the Specifications as soon as reasonably possible following receipt of the Intermediate but in no event later than thirty (30) days following the date of the receipt by Oread of Intermediate, or, if Oread is unable to obtain all required Raw Materials, Components, and Containers from suppliers, the commencement of such thirty (30) day time period shall be extended for such time period as is necessary for Oread to obtain the same. Praecis shall pay to Oread a Production Fee for such replacement Product in accordance with Section 6.4. Such non-conforming Product shall be disposed of at Oread's sole cost and expense, in accordance with Praecis's instructions. In addition, Oread shall have the right to suspend the Processing for any Work in Process if Oread reasonably believes that such Work in Process will not meet Specifications; provided, however, that, Oread shall reimburse Praecis for one hundred percent (100%) of the then-current cost of the Intermediate in such Work in Process.

      9.4 Retained samples. Oread shall retain for at least one (1) year after the expiration date of the applicable Batch a retain file sample, properly stored from such Batch Processed or Packaged sufficient to perform each quality control test specified in the Specifications at least two times in all other respects in accordance with cGMPs. At the expiration of such one-year period, Oread shall promptly return such file samples to Praecis.

      9.5 Long-term Stability Studies. Oread will retain sufficient samples of the finished Product to conduct long term stability studies. These samples will be stored and tested in accordance with the protocol established for such studies and agreed to in writing by Praecis and Oread. A copy of such protocol is attached as Schedule D.

      9.6 Outside Laboratory. Oread will not have analytical tests performed on the Product by an outside laboratory until such outside laboratory has been audited by Oread and/or Praecis [or if Praecis so elects, its licensee(s) or sublicensee(s)] and approved in writing by Praecis, and such approval may be withdrawn by Praecis at any time. If Praecis withdraws its approval of such outside laboratory, Oread may suspend performance under this Agreement until such time as Praecis has authorized another outside laboratory to perform such analytical tests. Sample quantities, locations and replicate test numbers to be taken for Work in Process and release testing of the Product will conform with procedures specified in the Master Batch Record.

      9.7 Deviations and Defects. Oread shall notify Praecis promptly in the event of any procedural deviation from the Master Batch Record or test failure noted in the Raw Materials, Components, Processing or Packaging. Unless otherwise obligated by law or impractical due to requiring an immediate response, such as a spill, Oread shall consult with Praecis before taking action in connection with these events. Oread shall, at its sole expense, identify and correct any Product defects that are caused solely by Oread's failure to perform its responsibilities under this Agreement. During the term of this Agreement and for a period of three (3) years following the Oread's Approval Date of each Batch, Oread shall notify Praecis in writing in the event Oread discovers or has reason to believe there are any cGMP violations by Oread or any vendor that might have impacted the Product or if there are any defects in the Batch Records.

10. INVENTORY AND YIELD

      10.1 Intermediate Accountability Reports. Within fifteen (15) days after the end of each Contract Quarter, Oread shall provide Praecis with a report showing for such Contract Quarter the following information: (a) the amount of Intermediate received each month; (b) the amount of Intermediate lost or destroyed prior to Processing; (c) the amount of Intermediate issued to production and to quality assurance for testing and retain samples; (d) the amount of Intermediate held in inventory at the end of the Contract Quarter. If more than two (2) percent (2%) of the amount of Intermediate received during a Contract Quarter is lost or destroyed or otherwise unaccounted for, Oread shall reimburse Praecis for one hundred percent (100%) of the then-current cost of the Intermediate that has been lost, destroyed, or unaccounted for, subject to the limit set forth in Section 4.8.

10.2 Practical Yield. The Production Fee is based upon a guaranteed yield of vials of Product per Batch (the "Guaranteed Yield"). Within ten (10) days after the end of each Contract Quarter, Oread shall provide Praecis with a report showing the actual yield of Product produced from each Batch accepted by Praecis during such Contract Quarter (the "Yield"). If the average yield for all such Batches (the "Average Yield") is less than the Guaranteed Yield, Oread shall credit Praecis with an amount equal to the product of (a) the Production Fee per vial multiplied by 2 (two) multiplied by (b) the difference between the Guaranteed Yield and the Average Yield multiplied by (c) the number of Batches accepted by Praecis during such Contract Quarter. At the end of each Contract Year, Oread and Praecis shall review the average Yield for all Batches accepted by Praecis during such Contract Year. If such average Yield has been consistently greater or less than the Guaranteed Yield during the course of such Contract Year, the Guaranteed Yield may be revised by mutual agreement in writing. The Guaranteed Yield for the first Contract Year shall be based on the actual yield of acceptable vials filled during the Processing of the lots designated as the "commercial validation" lots and the first ten lots of Product filled after the completion of commercial validation, adjusted by a mutually agreed loss factor for anticipated "typical commercial scale production losses". In addition, the Guaranteed Yield may be revised by mutual agreement in writing whenever significant changes are made to the production process. Oread shall endeavor in good faith to achieve the highest practical yield on all Batches

11. REGULATORY COMPLIANCE AND RELATED MATTERS

      11.1 NDA. Praecis shall be responsible for obtaining all FDA approvals relating to registration of the Product, shall pay any applicable user fee for such registration, and shall own the NDA. Praecis shall have similar responsibilities for obtaining all foreign registrations and approvals to market the Product in all countries outside of the US.

      11.2 Submissions to Regulatory Authorities. If Praecis is required to submit to the Regulatory Authorities any information concerning the Processing, Packaging, and marketing of the Product, Oread will provide to Praecis copies of such documentation, data, and other information with respect to Processing, Packaging, and the Facility as shall be necessary for such submission to the Regulatory Authorities. Oread shall also make available its cooperation and consultation if reasonably requested by Praecis and/or required by the Regulatory Authorities for development of additional data or performance of studies concerning the Product, and Praecis shall pay Oread's reasonable costs therefor. Oread shall also provide, if required by the Regulatory Authorities, information concerning its production processes and quality control procedures with respect to the Product. Oread shall provide to Praecis all documentation, data, and information referred to in this Section reasonably in advance of their required submission to allow for Praecis's review and comments. Oread shall endeavor in good faith to satisfactorily resolve all Praecis comments prior to submission if such submission is to be made by Praecis Or its licensee(s) or sublicensee(s).

      11.3 Inspections. Oread shall allow representatives of Regulatory Authorities to inspect and audit its Facility with respect to the Product and any Components thereof and shall notify Praecis immediately of any impending inspection or audit and no later than eight (8) hours following the arrival at the facility of any inspector or auditor of a Regulatory Authority that may involve the Product or any Components thereof. Praecis shall have the option of having its representatives [and/or representatives of its licensee (s) or sublicensee(s)] present, on-site, during any such inspection or audit by any Regulatory Authorities and may only with Oread's express consent attend meetings with such Regulatory Authorities to discuss the results of such inspection or audit. Oread shall in its sole discretion refuse to allow Praecis be present or in attendance at any such meetings.Oread shall notify Praecis in writing of the results of such inspection or audit, immediately after such inspection or audit has occurred, including without limitation providing to Praecis copies of any resulting document of action (e.g., FDA Form 483 inspection observation report, regulatory letters, etc.) resulting therefrom to the extent relevant to the Product within three (3) days of their receipt. If any Regulatory Authority determines that Oread is not in compliance with any applicable laws, rules, regulations, or requirements, Oread shall promptly inform Praecis of its plans to come into compliance with such laws, rules, regulations and requirements, to the extent the Product is or may be affected, and shall continue to keep Praecis informed of its progress until compliance has been attained.

      11.4 Communications. If Oread submits documentation to the Regulatory Authorities or otherwise communicates with Regulatory Authorities (including without limitation one or more responses to the FDA under Section 11.3), which communications relate to the Product or that could affect the Product, Praecis or its representatives including representatives of Praecis' licesnsee(s) or sublicensee(s) may review and comment on all such regulatory filings and other communications prior to their submission, provided Oread shall have sole control over the contents of such filings and communications. Oread shall advise Praecis in advance of any planned changes to any regulatory filings or documents which relate to the Product or that could affect the Product, and shall notify Praecis immediately of any adverse finding by any Regulatory Authority that relates directly to the Product or that could affect the Product.

      11.5 Modifications to Equipment and Facility. Oread shall notify Praecis of any significant modifications to parts of the Facility used for Processing, Packaging or storage to the extent such modifications impact or could reasonably be expected to impact the Product . Oread shall not implement any material changes relating to the Product (including modifications to equipment) without obtaining Praecis's prior written approval which approval shall not be unreasonably withheld. A material change is defined as any change that (a) impacts the regulatory commitments made to Regulatory Authorities for the Product; (b) may require re-validation; (c) may affect the quality, purity, identity or strength of the in-process or finished Product; or (d) could reasonably be expected to result in changing or modifying the Praecis or Oread Specifications, test methods, sampling procedures, standard operating procedures, or the Master Batch Record with respect to the Product. The parties to this Agreement shall agree in advance which party will pay for any expenses associated with any modifications and material changes made or proposed to be made under this provision of the Agreement.

      11.6 Responsibility for Compliance. Praecis shall be responsible for and ensure the compliance of the Intermediate, and the Master Batch Record, including Specifications and Labeling, with the requirements of applicable Regulatory Authorities; provided, however, that the foregoing shall not limit Oread's obligations hereunder. Oread shall comply with all applicable laws and regulations, rules, ordinances, injunctions, orders and decrees, and shall maintain in effect all required governmental permits, licenses, orders, applications (including without limitation approvals with respect to the Facility) and approvals regarding the Product and the use of its Facility to Process, Package and store the Product, and Oread shall Process, Package and store the Product in accordance with all such permits, licenses, orders, applications and approvals.

      11.7 Drug Experience Reports. Oread shall give Praecis prompt written notice of any information Oread receives regarding the safety of the Product, including any confirmed or unconfirmed information on adverse, serious or unexpected events associated with the use of the Product. For serious, unexpected events, immediate telephonic notice must be given by Oread to Praecis, and written notice must be given by Oread to Praecis within three (3) business days, after receipt of the information. For all other such information, written notice must be given by Oread within fifteen (15) business days after receipt of the information. Praecis shall send Oread copies of all priority submissions and periodic reports relating to the Product sent to the FDA within five (5) business days of the submission to the FDA. All responsibility and cost for filing any reports with the regulatory authorities concerning such reactions (including Drug Experience Reports) caused by Product manufactured for Praecis shall be borne by Praecis. Praecis will be responsible at its cost for handling Product complaints. Oread will provide assistance in responding to any complaints including reviews of retained samples and Batch Records as well as testing of Products engendering a complaint and retained samples if required. The costs of such testing shall be borne by Praecis. However, if it is determined that the Product complaint was directly or indirectly caused by Oread's failure to Process and Package in accordance with the Master Batch Record or if the Product complaint is related to the Product's failure to conform to any of the Specifications at the time of the Oread Approval Date, Oread shall reimburse Praecis for the reasonable actual costs of such testing.

12. HEALTH AND SAFETY

      12.1 Health and Safety Procedures. Oread shall adhere to its internal health and safety procedures for Processing and Packaging and the handling of the Raw Materials, Intermediate, Hazardous Waste, Non-Hazardous Waste, Components, and Product. Such procedures shall comply with all applicable federal, state and local laws and regulations (including without limitation federal, state and local health and safety laws and regulations).

      12.2 MSDS. Oread shall comply with the procedures set forth in the MSDS associated with the Intermediate and the Product and fully comply with each MSDS. If either MSDS is amended, Praecis shall promptly provide Oread with all such amendments. Oread shall, within thirty (30) days of receipt of such amendment, notify Praecis in writing whether and the extent to which its production costs for the Product will increase or decrease as a result of such amendment. Any increase or decrease in Oread's production costs shall be supported by documentation in form and content reasonably satisfactory to Praecis. The Batch Production Fee will be increased or decreased, as of the date such amendment impacted or impacts production costs, by the amount of such additional or reduced production costs, and the related Schedules will be amended accordingly.

      12.3 Training. Oread shall educate and train all affected employees and contractors about the potential hazards associated with the handling of the Intermediate, Raw Materials, Hazardous Waste, and Non-Hazardous Waste and the Processing, Packaging, analyzing, and handling of the Product, and on the proper use of engineering controls, process equipment and personal protective equipment as referenced in the MSDS. Oread shall make the MSDS available to all such employees and contractors. Oread shall maintain records of such training for Praecis's review. The Master Batch Record shall specify procedures and protections that are required in connection with Processing and Packaging. Praecis shall have no responsibility for or liability with respect to educating, training, or ensuring knowledge of any Oread employees and contractors about the potential hazards associated with the handling of the Intermediate, Raw Materials and Hazardous Waste or Non-Hazardous Waste and the analyzing, handling, Processing and Packaging of the Product, or on the proper use of engineering controls, process equipment or personal protective equipment as referenced in the MSDS, and Oread shall indemnify and hold Praecis harmless in connection with Oread's actions or inactions regarding the foregoing.

      12.4 Responsiveness. If Praecis personnel at the Facility observe any employees of Oread acting in violation of the MSDS's, or the Master Batch Record, Oread shall take such prompt action as Oread deems appropriate to respond to such observations. Praecis shall document the observations in writing and Oread shall document the response in writing.

13. MAINTENANCE OF RECORDS AND REPORTS

      13.1 By Oread. For the longer of (i) five (5) years from the date of the Oread Approval Date of a Batch or (ii) the time required by all applicable rules, laws, and regulations (the "Retention Period"), Oread shall keep and maintain records sufficient to substantiate and verify its duties and obligations relating to Processing and Packaging in respect of such Batch including Batch Records, records of Purchase Orders received, certificates of analysis from vendors for products received, Intermediate furnished, Product Processed and Packaged, Work in Process, Intermediate and Product analyses, and file samples. Oread shall also retain for the Retention Period any records relating to regulatory compliance, environmental, health or safety and quality assurance and quality control of the Product. Oread shall make all such records available for inspection by Praecis or its representatives including representatives of Praecis' licensee(s) or sublicensee(s) during the term hereof and the Retention Period thereafter, and shall allow Praecis to copy such records as Praecis and its licensee(s) and sublicensee(s) may designate. At the end of such Retention Period, Oread will return to Praecis the Batch Records.

      13.2 By Praecis. Praecis shall maintain such documentation relating to the sale and distribution of the Product as is required by all applicable rules, laws, and regulations.

14. REVISIONS TO MASTER BATCH RECORD OR SPECIFICATIONS

      14.1 Master Batch Record. Any proposed change to the Master Batch Record must be approved by both parties through the issuance and acceptance of a PCR. No revisions to the Specifications that would affect the manufacture of the Product shall be submitted to Regulatory Authorities unless approved in advance by both parties in writing.

      14.2 Difference in Cost. Praecis shall notify Oread in writing of any proposed revisions to the Master Batch Record, or the Specifications, and Oread shall, within thirty (30) days of receipt of such notice, notify Praecis in writing whether and the extent to which its production costs for the Product will increase or decrease as a result of such revision. Any increase or decrease in Oread's production costs shall be supported by documentation in form and content reasonably satisfactory to Praecis. If Praecis elects to adopt the revision, the Batch Production Fee will be increased or decreased by the amount of such additional or reduced production costs, and the related Schedules will be amended accordingly.

      14.3 Oread Unable to Comply. If Oread determines it is technically unable to comply with a proposed revision of the Master Batch Record, or the Specifications or Praecis is unwilling to accept any increase in the Batch Production Fee arising therefrom, Praecis may choose in its sole discretion to either withdraw the proposed revision or terminate the Agreement in accordance with Section 22.2.

15. TRADEMARKS AND LABELING

      15.1 Use of Praecis Trademarks. The Labeling shall bear one or more Praecis trademarks. Nothing contained herein shall give Oread any right to use any Praecis trademark except to the extent that Oread is responsible for affixing the Labeling on the Product, and Oread shall not obtain any right, title or interest in any Praecis trademark by virtue of this Agreement or its performance of services hereunder.

      15.2 Reference to Oread. The Labeling shall contain the notation "Manufactured by Oread for Praecis Pharmaceuticals, Inc.", or such similar notation as may be agreed by the parties. Oread shall not affix to the Product any label, stamp or other mark identifying Oread as the source of the Product except as provided in this Section or as mutually agreed to in writing or as may be required by applicable law or regulations.

16. WASTE HANDLING AND DISPOSAL

      16.1 Waste Handling by Oread. Oread shall handle, package, label, store, and coordinate transportation of all Hazardous Waste and Non-Hazardous Waste in accordance with all applicable federal, state, and local laws and regulations. Oread shall deliver the Hazardous Waste to a waste contractor for transport and disposal (the "Waste Contractor"). Oread shall, at its sole cost and expense dispose of all Non-Hazardous Waste in accordance with all applicable federal, state, and local laws and regulations.

      16.2 Waste Contractor. The Waste Contractor shall be a contractor who is appropriately licensed to transport and dispose of the Hazardous Waste. Praecis shall pay for the Waste Contractor's costs for transportation and disposal of the Hazardous Waste. Hazardous Waste generated from activities performed pursuant to this Agreement shall be collected and held seperately, and shall be manifested seperately from all other wastes generated by Oread.

      16.3 Audit Rights. Praecis retains the right to and at Praecis' election, to have its licensee(s) or sublicensee(s) inspect Oread's waste handling, packaging, storing, transportation and disposal activities, and any and all records pertaining thereto, and shall have the right to make copies thereof. Oread shall maintain copies of the Uniform Waste Manifest and certificates of destruction, if any, from the approved incineration facility on file for inspection by Praecis. Oread will inform Praecis promptly of any environmental or regulatory issues that it becomes aware of that could jeopardize Oread's ability to produce the Product pursuant to this Agreement.

17. TITLE

      Title to all equipment provided by Praecis all Intermediate, all Work in Process, and all Product shall at all times remain in Praecis (collectively, the "Praecis Property") and Oread shall clearly identify all such equipment containers containing all Intermediate and Product as being owned by Praecis. Except for Work in Process, Praecis may at its sole discretion for any reason notify Oread that it wishes to take possession of the Praecis Property and Oread shall permit Praecis or its representatives to do so during regular business hours and upon reasonable advance notice. Oread shall acquire no right, title or interest of any kind in or to any Praecis Property. Except with Praecis's prior written consent, the Praecis Property may be used by Oread only to satisfy its obligations under the Agreement. Oread shall not take or permit any action inconsistent with Praecis's ownership interest in the Praecis Property including but not limited to the imposition of any lien or other encumbrance thereon, the conveyance of any interest therein, or any use thereof, except as authorized by the terms of this Agreement. If Oread fails to keep Praecis's title free and clear of all liens, encumbrances and interests, without limitation of any other rights or remedies of Praecis, Oread shall pay all costs associated with securing the release of any such liens, encumbrances and interests on the Praecis Property.

18. WARRANTIES AND REPRESENTATIONS

      18.1 Oread's Warranties. Oread hereby represents, warrants, and covenants as follows:

            (a) The Product shall be Processed and Packaged in accordance with the Master Batch Record, and with any applicable regulations of the Regulatory Authorities and cGMPs, and that, as of the Praecis Approval Date, the Product shall conform with the Specifications.

            (b) Oread shall comply in all respects with any law, regulation, ordinance, order, injunction, decree or governmental requirement applicable to the manufacture of the Product, the handling and storage of the Intermediate, the handling of the Hazardous Waste prior to pick-up by the Waste Contractor, and the handling and disposal of the Non-Hazardous Waste.

            (c) Oread shall maintain in effect all required governmental permits, licenses, orders, applications and approvals necessary for the Processing and Packaging, and Oread shall Process and Package in accordance with all such permits, licenses, orders, applications and approvals.

            (d) The Process as set forth in the Master Batch Record does not infringe on any known patent.

      18.2 Praecis's Warranties. Praecis hereby represents and warrants as follows:

            (a) The Intermediate shall, at the time it is shipped to Oread,

                  (i) not be adulterated or misbranded within the meaning of the Federal Food Drug and Cosmetic Act ("FFDCA") or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the FFDCA;

                  (ii) not be articles that may not, under Section 505 of the FFDCA or any other provision of the FFDCA or any other applicable law, statute or regulation, be introduced into interstate commerce;

                  (iii) have been manufactured, processed, and packed in compliance with all requirements under the FFDCA (including drug establishment registration and applicable good manufacturing practice) or under any other applicable laws, rules, or regulations of the United States or any other country in which the Intermediate is manufactured or in which the Product or Intermediate will be distributed by Praecis, and

                  (iv) conform to the identifications for the Intermediate set forth in the Master Batch Record and conform to all regulatory release Specifications as documented in the certificate of analysis included with each delivery of Intermediate, confirming the identity, purity, and other physical attributes of such Intermediate.

            (b) Except to the extend assigned, licensed or sublicensed pursuant to any agreement between Praecis and Syntheloabo or other licensing or collaboration arrangement between Praecis and a third party, Praecis owns all rights to the Praecis trademark(s) used in the Labeling.

            (c) The Labeling complies with all requirements of the Regulatory Authorities.

      18.3 Mutual Warranties. Each party represents and warrants to the other that (i) the execution, delivery and performance by such party of this Agreement has been duly authorized by all requisite corporate action on the part of such party, (ii) this Agreement has been duly executed and delivered by such party and constitutes the valid and binding agreement of such party, enforceable against such party in accordance with its terms, and (iii) the execution, delivery and performance by such party of this Agreement does not and will not constitute a breach of , or conflict with, any agreement or instrument which is binding on such party or its assets.

      18.4 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, PRAECIS AND OREAD MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

19. RECALLS

      19.1 Responsibility. If any Product must be recalled by reason of failure to meet any requirements of any Regulatory Authority or any other requirements of law, Praecis shall have the sole responsibility to effect the recall. Oread shall cooperate as reasonably required in Praecis's efforts in accordance with Sections 19.2 and 19.3.

      19.2 Praecis's Responsibility. If the failure to meet applicable legal requirements resulting in a recall is not caused by the act or omission of Oread, then Praecis shall reimburse Oread for any costs reasonably expended by Oread to effect the recall. Praecis shall bear the cost of (a) any Intermediate involved in such recall and (b) the Production Fee for any Product that is recalled and (c) reimburse Oread on a time and materials basis not to exceed the Production Fee, for any Work in Process, finished but non-approved Product, or Product that cannot be shipped due to the condition requiring the recall, provided that as of the date that the Processing and Packaging was suspended as a result of the recall, such Work in Process had been Processed and Packaged in accordance with the Master Batch Record, and the non-approved Product, and/or Product conforms in all material respects to the Specifications and was manufactured in accordance with the Processing and Packaging, quality assurance and validation procedures set forth in the Specifications and with any applicable regulations of any Regulatory Authorities, including cGMPs.

      19.3 Oread's Responsibility. If the failure to meet applicable legal requirements resulting in a recall is caused by the act or omission of Oread or if the Product failed to conform as of the Oread Approval Date to any of the Specifications resulting in a recall, Oread shall reimburse Praecis for (a) any costs reasonably expended by Praecis to effect the recall, (b) any Production Fees and shipping fees paid to Oread by Praecis for recalled Product and for any Product that cannot be shipped due to the condition requiring the recall, and
(c) one hundred percent (100%) of Praecis's cost of the Intermediate contained in recalled Product (to the extent such Intermediate cannot be reworked) and in any Product that cannot be shipped due to the condition requiring the recall.

20. FORCE MAJEURE

      20.1 Excusing Performance. Neither party hereto shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party's performance hereunder if such delay or default is caused by events beyond such party's reasonable control including, but not limited to, acts of God, regulation or law or other action of any government, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood, or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers; provided, however, that nothing contained herein shall relieve either party from the obligation to promptly pay in full all payments that may be due to the other party under this Agreement.

      20.2 Resumption. Each party shall employ all reasonable efforts, at its cost, toward resumption of its performance hereunder if such performance is delayed or interrupted by reason of force majeure.

21. INDEMNIFICATION

      21.1 Praecis's Indemnification. Praecis shall defend, indemnify, and hold harmless Oread, its officers, agents, employees and Affiliates from any loss, claim, action, damage, expense or liability (including defense costs and attorneys' fees) ("Claim") arising out of or related to (a) any injury to Praecis employees while at the Facility; or (b) the breach of any representation, warranty or obligation made by Praecis herein; or (c) the handling, possession, use, or sale of the Product following delivery to a common carrier pursuant to Section 6.1; (d) the transportation, recycling or disposal of any Hazardous Waste after delivery to a Waste Contractor pursuant to this Agreement; (e) patent infringement of a third party's patent by the Process as set forth in the Master Batch Record; (f) work done by other contractors or any employee of Praecis relating to the Product and not under the direct control of or within the responsibilities of Oread as specified in this Agreement; or (g) infringement of a trademark owned by a third party caused by the Labeling; except to the extent any such Claim set forth herein is based on, arises out of, is engendered by or is due to (x) Oread's failure to comply with the terms of
Section 16, (y) Oread's breach of any of its representations, warranties, or obligations contained in this Agreement, or (z) the negligence or willful misconduct of Oread or its Affiliates, officers, agents, or employees.

      21.2 Oread's Indemnification. Oread shall defend, indemnify, and hold harmless Praecis, its officers, agents, employees and Affiliates from any Claim arising out of or relating to (a) the breach of any representation, warranty or obligation of Oread herein; (b) liabilities associated with the environmental contamination of the Facility and other locations except to the extent Praecis is obligated to indemnify Oread under Section 21.1; (c) the handling or disposal of the Non-Hazardous Waste; (d) handling or disposal of the Hazardous Waste prior to delivery to a Waste Contractor pursuant to this Agreement; or (e) negligence or willful misconduct of Oread or its officers, agents or employees, including but not limited to any injury to Oread employees due to the failure to follow the procedures set forth in the MSDS's; except to the extent any such Claim set forth herein is based on, arises out of, is engendered by or due to
(x) Praecis's breach of any of its representations, warranties or obligations contained in this Agreement or (y) the negligence or willful misconduct of Praecis or its Affiliates, officers, agents or employees.

      21.3 Procedures. Provided that prompt notice is given of any Claim by a third party, the indemnifying party promptly will defend, contest, or otherwise protect against any such Claim at its own cost and expense. The indemnified party may, but will not be obligated to, participate at its own expense in a defense thereof by counsel of its own choosing, but the indemnifying party shall be entitled to control the defense unless the indemnified party has relieved the indemnifying party from liability with respect to the particular matter. Except as otherwise set forth herein, the indemnified party shall not, except at its own cost and expense, compromise or settle, or seek to compromise or settle, any such third party Claim. If the indemnifying party fails to timely defend, contest, or otherwise protect against any such third party such Claim, the indemnified party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof. and recover the entire costs thereof from the indemnifying party, including reasonable attorneys' fees, disbursements, and all amounts paid as a result of such Claim or the compromise or settlement thereof. The indemnified party shall cooperate and provide such assistance as the indemnifying party may reasonably request in connection with the defense of the matter subject to indemnification.

      21.4 Insurance. Praecis and Oread each hereby represent to the other that it is sufficiently insured against any liability arising under this Agreement.

22. TERM AND TERMINATION

      22.1 Term. The initial term of this Agreement shall be for five (5) years and shall commence as of the Effective Date. At the end of the initial period this Agreement will be automatically renewed and shall continue in effect until terminated by either party in accordance with this Section 22.

      22.2 Termination. Each party shall have the right to terminate this Agreement, as follows:

      (a) by either party without cause, effective fifteen (15) months after written notice of such termination is given; provided, however, that in no event shall this Agreement be terminated by Oread until the earlier of (i) the date that an alternate manufacturing site chosen by Praecis is approved by the FDA for manufacturing of the Product or (ii) twenty four (24) months from the date of such written notice of termination, or

      (b) by either party effective immediately upon written notice if the other party is in material breach or default with respect to any term or provision hereof and fails to cure the same within forty-five (45) days after notice of said breach or default is given to the other party; or

      (c) by Praecis upon immediate written notice to Oread if Praecis determines the Process as set forth in the Master Batch Record may infringe the patent of another party; or

      (d) by Praecis upon immediate written notification if Oread is unable to meet the Manufacturing Schedule and continues to be unable to meet the Manufacturing Schedule for an additional 90 days after receiving an initial notice from Praecis of its intent to terminate this Agreement pursuant to this
Section 22.2 (d), in which case Oread will reasonably cooperate with the transfer of manufacturing the Product to an alternate manufacturing site nominated by Praecis.

      (e) In the event that either party terminates this Agreement under sub-section (a) of this Section 22.2, the terminating party will reimburse the other party for all commercially reasonable costs that the other party incurs in accomodating the request to terminate.

      (f) In the event this Agreement is terminated by Praecis under subsections
(b) or (d) of this Section 22.2, and such termination arises from Oread's failure to supply Product as described in Section 5.9, then without limitation of any other right or remedy of Praecis, Praecis shall have all of the rights, and Oread shall have the obligations, set forth in such Section 5.9.

      22.3 Bankruptcy or Insolvency: Either party shall have the right to terminate this agreement effective upon written notice to the other party in the event: (a) the non-notifying party becomes insolvent or makes an assignment for the benefit of creditors; (b) a receiver is assigned to the non-notifying party; or ( c ) bankruptcy proceedings are instituted against the non-notifying party or on the non-notifying party's behalf.

      22.4 Inventory. Upon termination of this Agreement, Oread shall furnish to Praecis a complete inventory of all stock on hand of (i) the Intermediate, (ii) Work in Process, (iii) finished Product, and (iv) all Praecis equipment, and all Components, Containers and Labeling.

      22.5 Product and Work in Process. Upon termination of this Agreement, Product manufactured pursuant to Purchase Orders from Praecis delivered to Oread prior to the effective date of such termination shall be delivered by Oread to Praecis and paid for in accordance with such Purchase Orders. If the termination is by Oread due to a breach of this Agreement by Praecis or by Praecis pursuant to Section 22.2(a), Praecis shall pay Oread for Work in Process as of the effective date of such termination on a time and materials basis to be agreed upon between the parties; provided, however, that Oread can reasonably demonstrate that the Work in Process has been Processed in accordance with the Master Batch Record up to the effective date of such termination, and provided, further, that such payment shall not exceed the Batch Production Fee applicable to such Work in Process. If the termination is by Praecis due to a breach of this Agreement by Oread or by Oread pursuant to Section 22.1, Praecis may elect to cancel any Work in Process as of the effective date of such termination and owe no money for such Work in Process or may require Oread to complete the Work in Process and upon the Oread Approval Date, pay Oread the Batch Production Fee in accordance with Article 6.

      22.6 Intermediate and Other Materials. Upon termination of this Agreement,
(i) Intermediate, Raw Materials, Components, Containers, and Labeling not necessary to complete Work in Process as of the effective date of such termination shall, at Praecis's option, either be disposed of by Oread in accordance with Article 16 or returned to Praecis at Praecis's expense (except in the case of termination by Praecis pursuant to Section 22.2(b) or 22.3 or by Oread pursuant to Section 22.1, in which event Oread shall bear such expense) in accordance with Praecis's instructions and (ii) unless such termination is by Praecis pursuant to Section 22.2(b) or 22.3 or by Oread pursuant to Section 22.1, Praecis shall reimburse Oread for Oread's actual cost of such Raw Materials, Components, Containers, and Labeling provided that Oread reasonably purchased the same in accordance with the Three Month Forecast and only to the extent that such Raw Materials, Components, Containers, and Labeling cannot be used by Oread in the production of any other products.

      22.7 Equipment. Upon termination of this Agreement, Praecis (except when breached by Oread) shall pay all costs of disassembling, removing, and shipping (including insurance) all equipment belonging to Praecis, all of which work shall be done in accordance with Praecis's instructions.

      22.8 Liability. The termination of this Agreement shall not operate to release any party from any liability incurred prior to or upon termination hereof.

23. CONFIDENTIALITY

Each party and its affiliates (the "Recipient") shall treat as confidential all information provided to such party or its affiliates by the other party or its Affiliates (the "Discloser") hereunder, including but not limited to information relating to the Processing or Packaging. The Recipient shall not use such information except for the express purposes contemplated by this Agreement and shall not disclose such information to any individual or entity (except to such of its employees and subcontractors who reasonably require same for the purposes hereof and who are bound to the Recipient by like obligations as to confidentiality and non-use) without the express written permission of the Discloser. Notwithstanding the foregoing, the Recipient shall not be prevented from using or disclosing any portion of such information: (a) that the Recipient can demonstrate by its written records was known to it from a source other than the Discloser prior to the disclosure hereunder; or (b) that is now, or becomes in the future, public knowledge other than by breach of this Agreement by the Recipient; or (c) that is lawfully obtained on a non-confidential basis by the Recipient from a third party who is not obligated to retain such information in confidence; or (d) that is independently developed by employees of the Recipient or an Affiliate of the Recipient, which employees were not privy to nor had access to such information and which is developed without use in any way of the information received from the Discloser; or (e) that the Recipient reasonably determines in good faith is required by law, regulation, rule, act, orderor request of any governmental authority or agency to be disclosed by the Recipient; provided, however, that in the case of
(e), the Recipient gives the Discloser sufficient advance written notice to permit the Discloser to seek a protective order with respect to such information (if a protective order could be granted with respect to the disclosure of such information) and thereafter the Recipient discloses only the minimum information required to be disclosed in order to comply. The obligations of each party under this Section shall remain in full force and effect for ten (10) years following termination or expiration of this Agreement.

24. INDEPENDENT CONTRACTOR

      Oread shall act solely as an independent contractor and nothing in this Agreement shall be construed to give either party the power or authority to enter into or incur, any commitments, expenses or liabilities whatsoever on behalf of the other party. Nothing herein shall be construed to create the relationship of partnership, principal and agent, or joint venture between Praecis and Oread.

25. PUBLIC STATEMENTS

      Except as a party reasonably determines in good faith is required by law, regulation, rule, act, order or request of any governmental authority or agency, neither party shall use or refer to, without the other party's prior written consent, the name of such other party in any public statements, whether oral or written, including, but not limited to, shareholder reports, communications with stock market analysts, press releases or other communications with the media, or prospectuses; provided, however, that each party may disclose to any third party the existence and subject matter of this Agreement; and provided further that each party may make disclosure of the existence, subject matter and terms of this Agreement to the extent such party reasonably determines in good faith that such disclosure is necessary or appropriate in connection with any financing, strategic transaction, acquisition or disposition involving such party.

26. NOTICES

      Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by facsimile or overnight courier, or delivered by hand to Oread or Praecis at the respective addresses and facsimile numbers set forth below or at such other address and facsimile number as either party hereto may designate. If sent by facsimile, , notice shall be deemed given when the transmission is completed if the sender has a confirmed transmission report. If a confirmed transmission report does not exist, then the notice will be deemed given when the notice is actually received by the person to whom it is sent. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received.

      All correspondence to Oread shall be addressed as follows:

            Oread, Inc.
            1501 Wakarusa Drive,
            Lawerence, Kansas  66047 - 1803
            Attention: Corporate Counsel
            Fax: 785-749-1882

and an additional copy to:

            Oread Pharmaceutical Manufacturing,
            3401P Hillview Avenue,

            Palo Alto, CA 94303
            Attention: Group VP, Pharmaceutical Manufacturing
            Fax: 650-832-4600

All correspondence to Praecis shall be addressed as follows:

            Praecis Pharmaceuticals Incorporated.
            One Hampshire Street,
            Cambridge,
            Massachusetts, MA 02139-1572
            Attention: Vice President - Corporate Development
            Fax: 617/494-8414

With a copy to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            One Beacon Street, 31st Floor
            Boston,
            Massachusetts, MA 02108-3194
            Attention: Kent A. Coit
            Fax: 617/573-4822

27. ASSIGNMENT

      Neither party may assign this Agreement nor any portion hereof nor delegate its performance hereunder without the prior written consent of the other party; provided, that without the consent of the other party, each party may assign this Agreement to an Affiliate or to an acquiror of all or substantially all of the assets of such party or that part of such business to which this Agreement relates, whether pursuant to a merger, consolidation, stock purchase, recapitalization, asset sale or otherwise, and Oread may assign this Agreement to a purchaser of Oread's Facility or business provided, however, that in any such case such party (or the successor entity in the case of a merger or consolidation) shall remain liable for such party's obligations which have been so assigned hereunder.

28. GOVERNING LAW

      This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York (regardless of its or of any other jurisdiction's choice of law principles). Each party hereby consents to the personal jurisdiction of the state and federal courts sitting in New York.

29. ARBITRATION

Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, or preliminary injunction to preserve the status quo or prevent irreparable harm pending the selection of and issuance of a final decision by the arbitors pursuant to this section 29 any dispute arising under this Agreement or regarding any breach or termination hereof, shall be exclusively resolved by final and binding arbitration in accordance with the rules ("Rules") of the American Arbitration Association ("AAA") then in effect. Either party may initiate such an arbitration proceeding by giving written notice to the other party. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In any arbitration pursuant to this Section 29, the award shall be rendered by a majority of the members of a board of arbitration consisting of three members, one being appointed by each party and the third, who shall be the chairman of the panel, being appointed by mutual agreement of said two party-appointed arbitrators. In the event of failure of said two arbitrators to agree within sixty (60) days after the initiation of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules In the event that either party shall fail to appoint an arbitrator within thirty (30) days after the initiation (including by the other party) of the arbitration proceeding, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. The place of arbitration shall be New York, New York. The arbitrators shall apply the law of the State of New York (regardless of its or any other jurisdiction's choice of law principles. The losing party shall pay all costs and fees incurred as a result of any arbitration

30. SURVIVAL OF TERMS

      The provisions of Sections 9.5, 11.2, 11.3, 11.4, 11.7, 22.2(d), (e) and
(f), 22.3, 22.4, 22.5, 22.6, 22.7 and 22.8 Articles 13, 16, 17, 18, 19, 21, 23,
25, and 28, shall survive the termination or expiration of this Agreement.

31. ADDITIONAL TERMS

31.1 Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes and replaces all previous negotiations, understandings, representations, writings, and contract provisions and rights relating to the subject matter hereof. If there is any conflict between this Agreement and the terms and conditions contained on any Purchase Order or in any Schedule or Exhibit hereto, the terms and conditions of this Agreement shall prevail.

      31.2 Amendments: No Waiver. No provision of this Agreement may be amended, revoked or waived except in writing signed and delivered by an authorized officer of each party. No failure or delay on the part of either party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

      31.3 Validity. Should any part or provision of this Agreement be held unenforceable or invalid, the invalid or unenforceable provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties.

      31.4 Headings. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning of or interpretation of this Agreement.

      31.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first hereinabove written.

Oread Pharmaceutical                     Praecis Pharmaceuticals,
Manufacturing, Inc                       Incorporated.


By     /s/ Richard S. Hernandez          By     /s/ Marc A. Silver
       -----------------------------            -------------------------------

Name   Richard S. Hernandez              Name   Marc A. Silver
       -----------------------------            -------------------------------

Title  Chief Operating Officer           Title  VP, Corporate Development
       -----------------------------            -------------------------------

Date                                     Date
       -----------------------------            -------------------------------

Schedule A - Production Fees / Pricing
Schedule B - Proposal 0210-E339-OP, Revision #6, December 18th 1998 Schedule C - Master Batch Record
Schedule D - Long-term Stability Studies Protocol

Oread - Praecis Abarelix-Depot Powder Supply Agreement, January 1999

                                   SCHEDULE A

     Abarelix-Depot Powder Filling and Testing; Commercial Supplies Pricing

The fees for the commercial supplies of the Product, as defined under this Agreement, will be finalized, in writing, by mutual agreement between the parties based upon (w) the actual batch size of the commercial production lots filed in the NDA for the Product, and (x) the fees proposed in Oread Proposal No. 0210-E339-OP, (Revision #6, December 18th 1998), section 15.1.1 (b), signed by Praecis on January 12th 1999 as summarized in the following table.

--------------------------------------------------------------------------------
**               **                          **           **           **
--------------------------------------------------------------------------------
**               **                          **           **           **
                 ---------------------------------------------------------------
                 **                          **           **           **
                 ---------------------------------------------------------------
                 **                          **           **           **
--------------------------------------------------------------------------------
**                                                        **
--------------------------------------------------------------------------------

The fees in the referenced Proposal were based upon several key assumptions with respect to (y) the testing requirements for the Product, and (z) the operational performance requirements of the filling equipment provided by Praecis. The attached Schedule A-1 lists the assumed testing requirements, and Schedule A-2 lists the operational performance requirements for filling the Product into vials, which went into the commercial supplies pricing calculations in the table above. If any of the items listed in Schedule A-1 and A-2 materially change for the eventual commercial lots contemplated in this Agreement, then Oread and Praecis will negotiate in good faith a revised pricing schedule, which schedule shall be in writing and agreed to by parties prior to proceeding with the work required. For each % change in the per batch or per vial manufacturing fees resulting from the negotiation referred to in the preceding sentence, Oread will make a corresponding contrary % adjustment in the monthly suite maintenance fees. An example worksheet of how such assumption changes would be documented is attached in exhibit A-3.

Oread - Praecis Abarelix-Depot Powder Supply Agreement, January 1999

A-2. Manufacturing/Filling Process Assumptions

--------------------------------------------------------------------------------
Production Activity      **
--------------------------------------------------------------------------------
Filling environment      **
--------------------------------------------------------------------------------
Line set-up:             **
--------------------------------------------------------------------------------
Line speed               **
--------------------------------------------------------------------------------
Filling & vial wipe-down **
--------------------------------------------------------------------------------
Packaging for shipment   **
--------------------------------------------------------------------------------
Line clean-up &          **
wipe-down
--------------------------------------------------------------------------------
Components preparation   **
--------------------------------------------------------------------------------

Oread - Praecis Abarelix-Depot Powder Supply Agreement, January 1999

A-3. Changes in manufacturing process assumptions and fees

---------------------------------------------------------------------------------------------------------------------
Proposal 0210-E339-OP,                         Production lot size                **           **           **
Rev #6, Dec 18th 1998
---------------------------------------------------------------------------------------------------------------------
                                               Expected yield                     **           **           **
                                               ----------------------------------------------------------------------
                                               Price per Vial                     **           **           **
                                               ----------------------------------------------------------------------
                                               Price per batch                    **           **           **
                                               ----------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Production      **                             **                                 **
Activity
---------------------------------------------------------------------------------------------------------------------
Filling         **                             **                                 **           **           **
environment
---------------------------------------------------------------------------------------------------------------------
Line set-up:    **                             **                                 **           **           **
---------------------------------------------------------------------------------------------------------------------
Line speed      **                             **                                 **           **           **
---------------------------------------------------------------------------------------------------------------------
Filling & vial  **                             **                                 **           **           **
wipe-down
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Packaging for   **                             **                                 **           **           **
shipment
---------------------------------------------------------------------------------------------------------------------
Line clean-up   **                             **                                 **           **           **
& wipe-down
---------------------------------------------------------------------------------------------------------------------
Components      **                             **                                 **           **           **
preparation
---------------------------------------------------------------------------------------------------------------------
Dissolution     **                             **                                 **           **           **
testing
---------------------------------------------------------------------------------------------------------------------
                Sub-total Changes              **                                 **           **           **
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
                                               **                                 **           **           **
---------------------------------------------------------------------------------------------------------------------
                                               **                                 **           **           **
---------------------------------------------------------------------------------------------------------------------
                                               **                                 **           **           **
---------------------------------------------------------------------------------------------------------------------
                                               **                                 **           **           **
---------------------------------------------------------------------------------------------------------------------
                                               **                                 **           **           **
---------------------------------------------------------------------------------------------------------------------

C. Recommendation

o Use mid-point of revised per batch pricing for the manufacturing fees for the commercial validation runs. Additional testing and reports and one-time validation related activities will be priced out separately.

o When three validation lots have been run, mutually agree where the first year's targeted efficiency standards should be set based on the scenarios above.

o At the end of year one, or earlier if agreed between the parties, revise the commercial pricing based on final, reasonably sustainable, efficiency standards within the assumptions and price ranges provided above.


                                       36